Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM
morrison & foerster llp
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August 18, 2023

Axogen, Inc.
13631 Progress Boulevard, Suite 400
Alachua, Florida 32615
RE: Axogen, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Axogen, Inc., a Minnesota corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 600,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Axogen, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “Plan”) as referenced in the Registration Statement.

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter is based as to matters of law solely on the Minnesota Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Morrison & Foerster LLP